SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 5, 2003

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that its Board of Directors has declared a dividend of $0.20 per depositary share payable on October 1, 2003 to holders of record as of September 10, 2003. This represents a $0.05, or a 33%, increase per depositary share over the previous dividend paid. An additional $0.33125 per depositary share will accumulate on October 1, 2003. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the fifth consecutive quarter that the Company has paid a dividend.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated August 5, 2003

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: August 5, 2003	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Increases Dividend
On Series A Convertible Exchangeable
Preferred Stock Payable Oct. 1 Despite
Lower Projected Second Quarter Earnings

Colorado Springs, CO – August 5, 2003 -- Westmoreland Coal Company (AMEX:WLB) announced today that its Board of Directors has declared a dividend of $0.20 per depositary share payable on October 1, 2003 to holders of record as of September 10, 2003. This represents a $0.05, or a 33%, increase per depositary share over the previous dividend paid. An additional $0.33125 per depositary share will accumulate on October 1, 2003. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the fifth consecutive quarter that the Company has paid a dividend.

The Company also announced that as expected and noted earlier in the year, it will report a significantly lower profit for second quarter 2003 than for the second quarter 2002, primarily as a result of outages at several of its customers’ power plants, higher than expected post-retirement benefit costs and certain general and administrative costs. Net income for the second quarter of 2002 was $1.9 million, or $0.24 per basic and $0.23 per diluted common share. The Company’s earnings for the second quarter and six months ended June 30, 2003 will be announced next week.

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, commented: “Despite the expected lower earnings projected for the second quarter of 2003, we are pleased with the Company’s continuing progress and that the Company is in a position to increase the amount of the current preferred dividend payment. Addressing the Company’s obligations to preferred shareholders is an important component of the Company’s operating philosophy and strategy for continued growth and creation of shareholder value.”

Westmoreland Coal Company is the oldest independent coal company in the United States and was ranked among the top ten U.S. coal producers in 2002. Westmoreland’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. The Company also owns interests in three independent power projects. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information about Westmoreland visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600